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[ARLINGTON HOSPITALITY, INC. LETTERHEAD]



                                                           FOR IMMEDIATE RELEASE
CONTACT:
JAMES B. DALE, CHIEF FINANCIAL OFFICER

847-228-5401 x 361
jimdale@arlingtonhospitality.com


                           ARLINGTON HOSPITALITY, INC.
            ANNOUNCES CEO SUCCESSION PROGRESS AND SALE OF TWO HOTELS

          CEO SEVERANCE AND SUCCESSION TIMING ISSUES FAVORABLY RESOLVED

          SALE OF TWO HOTELS FOR BOOK AND CASH GAINS PLUS CENDANT FEES

ARLINGTON HEIGHTS, ILLINOIS, NOVEMBER 7, 2002. Arlington Hospitality, Inc. (NASDAQ: HOST) today announced that it has entered into a series of agreements with its outgoing CEO, Michael P. Holtz, (the "Settlement Agreements") designed to result in a smooth transition of the Company's leadership, a mutually beneficial severance settlement, and the profitable disposition of two of its AmeriHost Inn hotel properties. The Settlement Agreements have been filed as exhibits to a Form 8-K Current Report filed by the Company with the Securities and Exchange Commission. The Settlement Agreements contain terms and conditions in addition to those described in this release and stockholders are encouraged to review the Settlement Agreements in their entirety. The Company has agreed to pay Mr. Holtz one year's base salary of $325,000 plus approximately $58,000 in fringe benefits for a one-year period in accordance with the terms of his employment agreement, contingent upon the sale of two hotels (an 89-room hotel in Vicksburg, Mississippi, and a 64-room hotel in Freeport, Illinois) to Mr. Holtz for the aggregate amount of approximately $5.2 million, plus a contingent participation in the appreciation of the property values over certain specified amounts during the next five years, which may be prepaid by Mr. Holtz for $340,000 under certain circumstances.

The Settlement Agreements, negotiated by a fully independent Ad Hoc Committee of the Board of Directors with the assistance of independent counsel, were approved unanimously by all the independent members of the Board. The parties have agreed to use their best efforts to effect the closing of these agreements on or before December 31, 2002. Upon closing, Mr. Holtz will resign as a director and officer of the Company.

The Company has accrued $383,000 during the third quarter of 2002 for Mr. Holtz's severance. The base salary of $325,000 will be paid to Mr. Holtz, subject to withholding taxes, upon the closing of the anticipated sale of the aforementioned hotels with the fringe benefits paid during the one-year period after separation. As a result of these transactions, the Company expects to receive approximately $787,000 in cash proceeds during the fourth quarter of 2002, including net proceeds after the payoff of the related mortgage debt from the sale of the hotels and the related development incentive fees from the Company's agreement with Cendant Corporation, net of the Holtz severance payment. For book purposes, the Company expects to record pretax income of approximately $550,000 from the sale of the hotels during the fourth quarter of 2002. In the event the closing occurs in 2003, these amounts may vary, but not materially. These amounts are exclusive of any contingent purchase price appreciation payments and future royalty sharing fees from Cendant.


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The Board has also unanimously elected Kenneth M. Fell, currently Lead Director and one of the Company's largest shareholders, as Chairman of the Board-elect, with Chairmanship responsibilities effective upon the earlier of the hiring of a new CEO or closing of the Settlement Agreements. The Board has also appointed James B. Dale, its Chief Financial Officer, to serve as prospective interim CEO of the Company, if needed, upon the closing of the Settlement Agreements until a new CEO has been hired. The Company's CEO search remains on schedule, with the expected naming of a new CEO by the end of the year who, with the ensuing holidays, might not begin employment with the Company until the first quarter of 2003.

According to Mr. Fell, "The agreements provide a win-win situation that is mutually beneficial to both parties. The Company has mapped a smooth path of management transition, while increasing shareholder value. Through the sale of two hotels to Mr. Holtz, the Company will not only generate profits, cash flow and the reduction of debt, but also development incentive fees and ongoing franchise royalty sharing fees, as part of our master AmeriHost Inn brand development and royalty agreements with Cendant."

Fell continued, "On behalf of the entire Board, we would like to thank Mike for his contributions to the Company, and we welcome his ongoing assistance during the transition period. We are hopeful that he will continue to develop additional AmeriHost Inn hotels as an independent operator, which would enhance the AmeriHost Inn brand as well as create additional revenue streams for the Company."

Outgoing Chairman and CEO Michael P. Holtz commented, "As a continuing significant shareholder, I have complete confidence that Arlington's continuing management team and Board are keenly focused on increasing the Company's return on assets through the continued development, construction, management and sale of additional AmeriHost Inn hotels. Although I am leaving the Company as its President and CEO, I will continue to support the Company and its associates in any way I can. Arlington Hospitality is stronger today than at any time in its history. This Company has a great future, and I'm proud to say that I was able to be a part of its success."

The sale transactions are contingent upon the procurement of an independent appraisal of the hotels showing an aggregate value not greater than the total purchase price, mortgage financing commitments for the purchase of the hotels by Mr. Holtz, and the consent of the landlord to the assignment to Mr. Holtz of the leasehold in one of the properties. The Company and Mr. Holtz are diligently pursuing the consent of the landlord to the assignment of the leasehold. Upon closing, the Company and its subsidiaries will be released from all mortgage and leasehold obligations. Although the Company expects these contingencies to be satisfied, there is no assurance that the Settlement Agreements and the transactions therein will be successfully consummated. If the sale of both hotels does not close by February 15, 2003, then the Settlement Agreements will be deemed null and void.

This press release contains certain forward looking statements which are subject to changing factors, risks and uncertainties, some of which are outside the Company's control. The most significant of these is the risk that all the agreements referenced above may be rendered null and void if the conditions to closing are not met or the closings do not otherwise occur. There can be no assurances that the Company will be successful in locating a suitable replacement for Mr. Holtz, in continuing to dispose of hotels in a profitable manner or in closing the transactions as contemplated above. In addition, numerous other factors could occur which could adversely impact the above forward looking statements.

Arlington Hospitality, Inc. is a publicly traded hotel management and development Company that builds, manages and sells mid-priced hotels throughout the United States, primarily under the AmeriHost brand, a trademark owned by Cendant. Currently, Arlington Hospitality owns or manages 76 properties in 17 states, including 65 AmeriHost Inn hotels, for a total of 5,629 rooms, with four additional AmeriHost Inn & Suites hotels under construction. Each hotel offers an amenities package not often found in other mid-priced hotels. For additional information on the Company, please visit us at http://www.arlingtonhospitality.com.